Medifast Announces Fourth Quarter and Full Year 2023 Financial Results

February 20, 2024

BALTIMORE--(BUSINESS WIRE)--Medifast (NYSE: MED), the health and wellness company known for its habit-based and Coach-guided lifestyle solution, OPTAVIA®, today reported results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter 2023
•Revenue of $191.0 million, with revenue per active earning Coach of $4,648
•Independent active earning OPTAVIA Coaches of 41,100
•Net income of $6.0 million (non-GAAP adjusted net income of $11.9 million)
•Earnings per diluted share ("EPS") of $0.55 (non-GAAP adjusted EPS of $1.09)

Full Year 2023
•Revenue of $1.1 billion
•Net income of $99.4 million (non-GAAP adjusted net income of $105.2 million)
•EPS of $9.10 (non-GAAP adjusted EPS of $9.64)
•Cash, Cash Equivalents, and Investments of $150.0 million and no interest-bearing debt

“We are realigning our business to respond to the evolving dynamics of the weight loss industry and to aggressively execute on bold initiatives to transform our business model,” said Dan Chard, Chairman & CEO of Medifast. “We are broadening our customer acquisition activities significantly, launching a broad-based national marketing effort and leaning into the medically-supported weight loss market through our collaboration with LifeMD.” Chard continued, “This remains a challenging market, and it will take time to navigate the transformational path that we are on. However, I believe that the investments we’re making in our business will broaden our addressable market and strengthen our ability to drive future growth.”

Fourth Quarter 2023 Results
Fourth quarter 2023 revenue decreased 43.4% to $191.0 million from $337.2 million for the fourth quarter of 2022, primarily driven by a decrease in the number of active earning OPTAVIA Coaches and the decline in the productivity per active earning OPTAVIA Coach. The average revenue per active earning OPTAVIA Coach was $4,648, compared to $5,538 for the fourth quarter last year, a decline of 16.1%, primarily driven by continued pressure on customer acquisition. The total number of active earning OPTAVIA Coaches decreased 32.5% to 41,100 compared to 60,900 for the fourth quarter of 2022.

Gross profit decreased 39.5% to $141.4 million from $233.6 million for the fourth quarter of 2022. The decrease in gross profit was primarily attributable to lower revenue, partially offset by the absence of restructuring costs of certain manufacturing agreements that occurred in the fourth quarter of 2022. The company’s gross profit as a percentage of revenue was 74.0% compared to 69.3% in the fourth quarter of 2022. The increase in gross margin percentage was primarily due to cost savings from the company's Fuel for the Future program as well as the absence of the restructuring costs that occurred in the prior year period. On a non-GAAP adjusted gross profit basis, excluding one-time expenses related to the 2022 restructuring, gross profit decreased 42.5% to $141.4 million and gross profit as a percentage of revenue increased 110 basis points to 74.0%.

Selling, general, and administrative expenses (“SG&A”) decreased 34.0% to $132.7 million compared to $201.0 million for the fourth quarter of 2022. The decrease in SG&A was primarily due to decreased Coach compensation on lower volumes and fewer active earning Coaches, progress on several cost reduction and optimization initiatives, and charitable donations in the fourth quarter of 2022, partially offset by market research and investment costs related to medically supported weight loss activities. As a percentage of revenue, SG&A increased 990 basis points year-over-year to 69.5% of revenue, as compared to 59.6% for the fourth quarter of 2022. The increase in SG&A as a percentage of revenue was primarily due to the loss of leverage on fixed costs due to lower sales volumes and market research and investment costs related to medically supported weight loss activities, partially offset by progress on several cost reduction and optimization initiatives and the charitable donations in 2022. On a non-GAAP adjusted basis, which excludes one-time costs to initiate the LifeMD collaboration and reorganize the IT and supply chain functions, SG&A decreased 35.0% to $125.1 million and as a percentage of revenue increased 840 basis points year-over-year to 65.5%.

Income from operations decreased 73.4% to $8.7 million from $32.6 million in the prior-year period, primarily as a result of decreased gross profit, partially offset by decreased SG&A. As a percentage of revenue, income from operations was 4.5% for the fourth quarter of 2023 compared to 9.7% in the prior-year period due to the factors described above impacting SG&A, partially offset by the factors impacting gross profit. On a non-GAAP adjusted basis, which excludes one-time expenses described previously, income from operations decreased 69.5% to $16.2 million. As a percentage of revenue, non-GAAP adjusted income from operations was 8.5%, a decrease of 730 basis points from the year-ago period.

The effective tax rate for the fourth quarter of 2023 was 38.4%, which was higher than expected and higher than the 18.2% recorded in the prior year’s fourth quarter, due to inventory overhead adjustments for tax reporting purposes, which reduced the expected tax benefit for charitable donations of inventory in the current period. On a non-GAAP adjusted basis, the effective tax rate in the fourth quarter of 2023 was 31.6%.

In the fourth quarter of 2023, net income was $6.0 million, or $0.55 per diluted share, based on approximately 10.9 million shares of common stock outstanding. In the fourth quarter of 2022, net income was $26.5 million, or $2.41 per diluted share, based on approximately 11.0 million shares of common stock outstanding. On a non-GAAP adjusted basis, net income in the fourth quarter of 2023 was $11.9 million, or $1.09 per diluted share.

Full Year Fiscal 2023 Results
For the fiscal year ended December 31, 2023, revenue decreased 32.9% to $1.1 billion compared to revenue of $1.6 billion in 2022.

Net income for 2023 was $99.4 million, or $9.10 per diluted share, based on approximately 10.9 million shares outstanding. This compares to 2022 net income of $143.6 million, or $12.73 per diluted share, based on approximately 11.3 million shares outstanding. On a non-GAAP adjusted basis, net income decreased 35.6% to $105.2 million and EPS decreased 33.5% to $9.64 per diluted share compared to the prior year period’s adjusted EPS of $14.50 per diluted share.

Capital Allocation and Balance Sheet
The company’s balance sheet remains strong with cash, cash equivalents, and investments of $150.0 million and no interest-bearing debt as of December 31, 2023, compared to $87.7 million in cash, cash equivalents, and investments and no interest-bearing debt as of December 31, 2022.

Outlook
The company expects first quarter 2024 revenue to be in the range of $155 million to $175 million and first quarter 2024 diluted EPS to be in the range of $0.25 to $0.95. The EPS range excludes the costs related to the initiation of the LifeMD collaboration and any gains or losses from changes in the market price of the company’s LifeMD common stock investment.

Conference Call Information
The conference call is scheduled for today, Tuesday, February 20, 2024 at 4:30 p.m. ET. The call will be broadcast live over the Internet, hosted on the Investor Relations section of Medifast’s website at www.MedifastInc.com or directly at
https://viavid.webcasts.com/starthere.jsp?ei=1652383&tp_key=34080c5b97 and will be archived online and available through May 20, 2024. In addition, listeners may dial (877) 451-6152 to join via telephone. A telephonic playback will be available from 8:30 p.m. ET, February 20, 2024, through February 27, 2024. Participants can dial (844) 512-2921 and enter access code 13743876 to hear the playback.

About Medifast®:
Medifast (NYSE: MED) is the health and wellness company known for its habit-based and coach-guided lifestyle solution OPTAVIA®, which provides people with a simple, yet comprehensive approach to help them achieve lasting optimal health and wellbeing. OPTAVIA's lifestyle plans deliver clinically proven health benefits as well as evidence-based tools, including scientifically developed products and a framework for habit creation reinforced by independent Coaches and Community support. As a physician-founded company with a 40+ year history, Medifast is a leader in the U.S. weight management industry. Through a collaboration with the national virtual primary care provider LifeMD, OPTAVIA customers have access to board-certified affiliated clinicians and medications, such as GLP-1s, that support treatment plans for obesity and other health conditions. The company continues to innovate and build upon its scientific and clinical heritage to fulfill its mission of offering the world Lifelong Transformation, One Healthy Habit at a Time®. Medifast was recognized in 2023 by Financial Times as one of The Americas' Fastest Growing Companies and in 2022 as one of America's Best Mid-Sized Companies by Forbes. For more information, visit MedifastInc.com and OPTAVIA.com and follow @Medifast on X.

MED-F

Forward Looking Statements
Please Note: This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend," "anticipate," "expect" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals, outlook or targets contained herein are also considered forward-looking statements. These statements are based on the current expectations of the management of Medifast and are subject to certain events, risks, uncertainties and other factors. Some of these factors include, among others, Medifast's inability to maintain and grow the network of independent OPTAVIA Coaches; Industry competition and new weight loss products, including weight loss medications, or services; Medifast’s health or advertising related claims by our OPTAVIA customers; Medifast's inability to continue to develop new products; effectiveness of Medifast's advertising and marketing programs, including use of social media by OPTAVIA Coaches; the departure of one or more key personnel; Medifast's inability to protect against online security risks and cyberattacks; risks associated with Medifast's direct-to-consumer business model; disruptions in Medifast's supply chain; product liability claims; Medifast's planned growth into domestic markets including through its collaboration with LifeMD, Inc.; adverse publicity associated with Medifast's products; the impact of existing and future laws and regulations on Medifast’s business; fluctuations of Medifast's common stock market price; increases in litigation; actions of activist investors; the consequences of other geopolitical events, overall economic and market conditions and the resulting impact on consumer sentiment and spending patterns; and Medifast's ability to prevent or detect a failure of internal control over financial reporting. Although Medifast believes that the expectations, statements and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and other filings filed with the United States Securities and Exchange Commission, including its quarterly reports on Form 10-Q and current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

MEDIFAST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (THREE MONTHS ENDED - UNAUDITED)
(U.S. dollars in thousands, except per share amounts & dividend data)

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022

Revenue	$ 191,01	$ 337,24	$ 1,072,05	$ 1,598,57
Cost of sales	49,646	103,649	296,204	458,163
Gross profit	141,369	233,596	775,850	1,140,414

Selling, general, and administrative	132,693	200,998	649,448	955,608

Income from operations	8,676	32,598	126,402	184,806

Other income (expense)
Interest income (expense)	1,176	(181)	2,490	(701)
Other expense	(50)	(9)	(95)	(46)
	1,126	(190)	2,395	(747)

Income from operations before income taxes	9,802	32,408	128,797	184,059

Provision for income taxes	3,766	5,890	29,382	40,491

Net income	$ 6,03	$ 26,51	$ 99,41	$ 143,56

Earnings per share - basic	$ 0.5	$ 2.4	$ 9.1	$ 12.8

Earnings per share - diluted	$ 0.5	$ 2.4	$ 9.1	$ 12.7

Weighted average shares outstanding
Basic	10,893	10,913	10,884	11,195
Diluted	10,935	10,993	10,921	11,276

Cash dividends declared per share	$	$ 1.6	$ 4.9	$ 6.5

MEDIFAST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except par value)

	December 31, 202	December 31, 202

ASSETS
Current Assets
Cash and cash equivalents	$ 94,44	$ 87,69
Inventories	54,591	118,856
Investments	55,601	—
Income taxes, prepaid	8,727	—
Prepaid expenses and other current assets	10,670	16,237
Total current assets	224,029	222,784

Property, plant and equipment - net of accumulated depreciation	51,467	57,185
Right-of-use assets	15,645	18,460
Other assets	14,650	12,456
Deferred tax assets	4,117	5,328

TOTAL ASSETS	$ 309,90	$ 316,21

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$ 86,41	$ 134,69
Income taxes payable	—	428
Current lease obligations	5,885	5,776
Total current liabilities	92,300	140,894

Lease obligations, net of current lease obligations	16,127	20,275
Total liabilities	108,427	161,169

Stockholders' Equity
Common stock, par value 0.001 per share: 20,000 shares authorized;
10,896 and 10,928 issued and 10,896 and 10,873 outstanding
at December 31, 2023 and December 31, 2022, respectively	11	11
Additional paid-in capital	26,573	21,555
Accumulated other comprehensive income	248	24
Retained earnings	174,649	139,852
Less: treasury stock at cost, 0 and 54 shares at December 31, 2023 and December 31, 2022, respectively	—	(6,398)
Total stockholders' equity	201,481	155,044

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 309,90	$ 316,21

Non-GAAP Financial Measures
In an effort to provide investors with additional information regarding our results as determined by GAAP, we disclose various non-GAAP financial measures in this quarterly earnings press release, our annual report, and other public disclosures. The following GAAP financial measures have been presented on an as adjusted basis: cost of sales, gross profit, SG&A expenses, income from operations, other income (expense), provision for income taxes, net income, and diluted earnings per share. Each of these as adjusted financial measures excludes the impact of certain amounts identified below and have not been calculated in accordance with GAAP. A reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure is included below. These non-GAAP financial measures are not intended to replace GAAP financial measures.
We use these non-GAAP financial measures internally to evaluate and manage the company's operations because we believe they provide useful supplemental information regarding the company's on-going economic performance. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.
The following tables reconcile the non-GAAP financial measures included in this release:

	Three months ended December 31, 2023
	GAAP	IT and Supply Chain Optimization	LifeMD Collaboration Costs(2)	Non-GAAP
Cost of sales	$ 49,64	$	$	$ 49,64
Gross profit	141,369	—	—	141,369
Selling, general, and administrative	132,693	(2,555)	(5,000)	125,138
Income from operations	8,676	2,555	5,000	16,231
Other income	1,126	—	—	1,126
Provision for income taxes	3,766	583	1,141	5,490
Net income	6,036	1,972	3,859	11,867
Diluted earnings per share (1)	0.55	0.18	0.35	1.09

	Three months ended December 31, 2022
	GAAP	Donation Adjustments	Restructuring of External Manufacturing Agreements	Non-GAAP
Cost of sales	$ 103,64	$	$ (12,195	$ 91,45
Gross profit	233,596	—	12,195	245,791
Selling, general, and administrative	200,998	(8,473)	—	192,525
Income from operations	32,598	8,473	12,195	53,266
Other expense	(190)	—	—	(190)
Provision for income taxes	5,890	3,813	2,744	12,447
Net income	26,518	4,660	9,451	40,629
Diluted earnings per share (1)	2.41	0.42	0.86	3.70

	Year ended December 31, 2023
	GAAP	IT and Supply Chain Optimization	LifeMD Collaboration Costs(2)	Non-GAAP
Cost of sales	$ 296,20	$	$	$ 296,20
Gross profit	775,850	—	—	775,850
Selling, general, and administrative	649,448	(2,555)	(5,000)	641,893
Income from operations	126,402	2,555	5,000	133,957
Other income	2,395	—	—	2,395
Provision for income taxes	29,382	583	1,141	31,106
Net income	99,415	1,972	3,859	105,246
Diluted earnings per share (1)	9.10	0.18	0.35	9.64

	Year ended December 31, 2022
	GAAP	Donation Adjustments	Restructuring of External Manufacturing Agreements	Non-GAAP
Cost of sales	$ 458,16	$	$ (12,195	$ 445,96
Gross profit	1,140,414	—	12,195	1,152,609
Selling, general, and administrative	955,608	(18,986)	—	936,622
Income from operations	184,806	18,986	12,195	215,987
Other expense	(747)	—	—	(747)
Provision for income taxes	40,491	8,544	2,744	51,779
Net income	143,568	10,442	9,451	163,461
Diluted earnings per share (1)	12.73	0.93	0.84	14.50

(1) The weighted-average diluted shares outstanding used in the calculation of these non-GAAP financial measures are the same as the weighted-average shares outstanding used in the calculation of the reported per share amounts.
(2) It is expected that the remaining $5.0 million of LifeMD Collaboration Costs will be recorded in 2024.

Investor Contact:
Medifast, Inc.
Steven Zenker
InvestorRelations@medifastinc.com
(443) 379-5256